EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:  Dwayne Powell, President  & CEO at 870-802-1700


Bruce Burrow Appointed to Pocahontas Bancorp Board of Directors
Jonesboro, Arkansas

Pocahontas Bancorp, Inc., the holding company of First Community Bank, is pleased to announce the appointment of Bruce Burrow to the Board of Directors. Mr. Burrow, who currently serves on the Board of Directors of First Community Bank, is also a Governor appointed Commissioner to Arkansas Department of Economic Development.

Mr. Burrow has over 40 years experience in the commercial real estate business and is partner of the Jonesboro-based MBC Holdings, LLC (formerly Belz-Burrow Development Group); is president of Realty Associates Development Group and chairman of Burrow Halsey Realty Group, Inc. He also serves on the board of directors for the Craighead County Jail, Jonesboro Unlimited and Cardiology Associates Foundation.

"We're delighted to have Bruce join the board," said Pocahontas Bancorp CEO, Dwayne Powell. "His leadership helped set our course and it continues to be a very successful trip."

Burrow has been a leader in the commercial development of Jonesboro and other areas of Arkansas specializing in shopping centers and hotel properties. Successful development projects are numerous, recent ones include: Peabody Hotel
- Little Rock, Little Rock Hilton, Air Park Commons (Wal-Mart) Center - Jacksonville, Caraway Plaza Shopping Center - Jonesboro, West Pointe Shopping center - Paragould and the Mall at Turtle Creek - Jonesboro.

First Community Bank is a community-oriented financial resource headquartered in Northeast Arkansas and is among the region's fastest growing banks. First Community Bank operates 20 full-service branches located in eight Northeast Arkansas counties and a twenty-first full service branch located in Tulsa County, Oklahoma. FCB's services are provided by people known and trusted in all the counties they call home, making decisions at the local level. "Because we treat our customers like family, they feel at home here," said Powell. "That makes for a very comfortable banking relationship."